BANCTRUST FINANCIAL GROUP ANNOUNCES

2003 EARNINGS AND FOURTH QUARTER 2003 EARNINGS

(NASDAQ: BTFG)

Mobile, Alabama, February 12, 2004----BancTrust Financial Group, Inc. announced today net income for 2003 of $6,322,000 compared to $7,323,000 in 2002. Basic and diluted earnings per share were $.72 and $.71 per share for 2003 compared to $.85 and $.84 per share in 2002.

Net income for the fourth quarter of 2003 was $1,147,000 compared to $1,671,000 for the fourth quarter of 2002. On a per share basis, basic and diluted earnings both were $.13 in the fourth quarter of 2003 compared to $.19 for both in 2002.

The decrease in net income in 2003 was caused primarily by a $1.1 million increase in the provision for loan losses combined with a $2.3 million increase in non-interest expense. This increase in non-interest expense occurred as a result of higher pension plan and benefit costs, higher occupancy expense relating to new facilities, the addition of new personnel needed for the expansion of the company and merger related costs.

On December 30, 2003, BancTrust completed its merger with CommerceSouth, Inc. The merger adds two banks with 13 offices to the BancTrust system. The two banks, one located in Alabama and one located in Florida, both now bear the BankTrust name. With the addition of these banks, total assets at December 31, 2003 were approximately $1.1 billion.

BancTrust began the process of consolidating its banks last year and plans to continue this effort in 2004. Management expects that this continuing consolidation, together with the accretive effect of the CommerceSouth merger, will result in a significant improvement in earnings per share in 2004.

On January 28, 2004, the Board of Directors of BancTrust declared a first quarter 2004 dividend of $.13 per share, payable April 1, 2004, to shareholders of record March 12, 2004.

BancTrust now operates seven banks and provides banking services through 25 offices in the southern half of Alabama and 11 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates South Alabama Trust Company and BT Financial Services. The common stock of the Company trades on The NASDAQ Small Cap Stock Market under the symbol BTFG.

This press release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. These statements, which can be identified by the use of "expect," "may," "could," "should," "plans," and words of like meaning, are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, difficulties in the integration of acquired businesses and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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BANCTRUST FINANCIAL GROUP
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

EARNINGS:
Interest revenue	$8,246	$9,022	$33,713	$35,906
Interest expense	1,828	2,785	8,378	11,766

Net interest revenue	6,418	6,237	25,335	24,140

Provision for loan losses	938	294	2,082	961
Non-interest revenue	1,566	1,727	7,186	6,680
Securities gains, net	20	7	630	889
Gain on sale of credit cards	0	0	460	0
Non-Interest expense	5,567	5,331	22,728	20,387
Income before income taxes	1,499	2,346	8,801	10,361

Income tax expense	352	675	2,479	3,038

Net income	$1,147	$1,671	$6,322	$7,323

Net income per share:
Basic	$0.13	$0.19	$0.72	$0.85
Diluted	0.13	0.19	0.71	0.84

Cash dividends declared per share	0.13	0.12	0.52	0.48

DECEMBER 31, STATEMENT
OF CONDITION:
	2003	2002
Total assets	$1,076,900	$665,810
Loans	719,830	417,359
Allowance for loan losses	9,176	6,356
Deposits	848,598	562,697
Shareholders' equity	116,666	80,904

AVERAGE BALANCES YTD:

Total assets	$678,400	$636,318
Earning assets	627,552	589,322
Loans	438,276	402,927
Deposits	570,492	540,053
Shareholders' equity	82,136	78,658

RATIOS AND OTHER DATA:

ROA YTD	0.93%	1.15%
ROE YTD	7.70%	9.31%
Total shareholders' equity to
total assets - December 31,	10.83%	12.15%
Average shareholders' equity to
average total assets YTD	12.11%	12.36%
Net interest margin (te) YTD	4.21%	4.29%
Efficiency ratio YTD	65.49%	62.12%
Net loan charge-offs YTD	2,686	1,403
Nonperforming loans - December 31,	4,673	4,773
Other real estate owned - December 31,	1,492	667
Net charge-offs to average loans YTD	0.61%	0.35%
Nonperforming loans to total loans - December 31,	0.65%	1.14%
Average shares outstanding - basic YTD	8,754	8,658
Average shares outstanding - diluted YTD	8,888	8,696

For additional information contact: F. Michael Johnson (251) 431-7813.